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                                                               EXHIBIT 10(3)
                               BOARD RESOLUTIONS
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                          Compensation of the Chairman
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     RESOLVED, that in consideration of his services as Chairman of the Board of
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Directors of the Corporation, the Corporation shall pay Howard B. Wentz, Jr. (i)
for the period from September 1, 1994 until October 31, 1994, a cash fee of $2,500 per diem, in addition to the other compensation otherwise payable to him for his services as a non-employee director of the Corporation under the Corporation's standard practices and policies, except that Mr. Wentz shall not receive any per meeting fees for attendance at meetings of the Board of Directors or any of its committees, and (ii) for the period from November 1, 1994 until the Annual Meeting of Shareholders to be held in 1995, such compensation as shall mutually be agreed hereafter by the Board and Mr. Wentz.


     RESOLVED, that in consideration of his services as Chairman of the Board of
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Directors of the Corporation, the Corporation shall pay Howard B. Wentz, Jr. for the period from November 1, 1994 until the Annual Meeting of Shareholders to be held in 1995, a cash fee of $2,500 per diem, in addition to the other compensation otherwise payable to him for his services as a non-employee director of the Corporation under the Corporation's standard practices and policies, except that Mr. Wentz shall not receive any per meeting fees for attendance at meetings of the Board of Directors or any of its committees.